EXHIBIT 10.3

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (as amended, restated, or otherwise modified and in effect from time to time, this “Purchase Agreement”), is dated as of April 18, 2011, between UNITED COMMUNITY BANK, a bank organized under the laws of the State of Georgia, as Seller (“Seller”), and CF SOUTHEAST LLC, a Delaware limited liability company (“CF Southeast”), and CF SOUTHEAST TRUST 2011-1, a Delaware statutory trust (“CF Trust”).

BACKGROUND

Seller wishes to sell, and CF Southeast and CF Trust wish to purchase, subject to the terms and conditions set forth in this Purchase Agreement, certain performing and non-performing commercial loans, consumer loans, commercial mortgage loans, residential mortgage loans and related property.

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Usages and Definitions.  Capitalized terms used but not otherwise defined in this Purchase Agreement are defined in Appendix A. Appendix A also contains rules as to usage applicable to this Purchase Agreement. Appendix A is incorporated by reference into this Purchase Agreement.

SECTION 2. Purchase and Sale of Assets.

(a) Subject to the terms and provisions of this Purchase Agreement and the satisfaction of the conditions described herein, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to Purchaser, and Purchaser agrees to purchase the Loans identified and described in the Asset List, together with any related property, including the related Loan Files (the “Assets”) on the Closing Date.

(b) The Assets sold are identified in the Asset List attached as Schedule 1 to the Bill of Sale to be executed between the Seller and the Purchaser simultaneously with the execution and delivery of this Purchase Agreement.  Subject to the terms and provisions of this Purchase Agreement and the Bill of Sale, the Seller will sell, transfer, set over and otherwise convey the Assets identified in Schedule 1 to the Bill of Sale (other than the Letter of Credit Obligations) to the Purchaser, including (1) all interest, principal, fees and other payments received with respect to such Assets after the Cut-off Date or received on or before the related Cut-off Date but not posted until after the Cut-off Date, whether or not due before or after the Cut-Off Date, (2) any Escrow Payments, other funds held in escrow, reserve or other accounts by the Seller with respect to such Assets; provided, however, that the Seller may retain all interest accrued prior to the Closing Date, to the extent paid on or after the Closing Date (but if paid after the Closing Date, only if paid prior to 30 days after the due date) with respect to the Loans listed on Schedule 2(b) (the “Performing Loan Interest”), (3) all rights as an additional insured under all related title, hazard, or other insurance policies of any nature pertaining to such Assets, as well as Seller’s right to any and all pending claims relating to such policies, (4) all documents related to the Assets, including the Loan Files, (5) the servicing rights appurtenant to such Assets, and (6) all proceeds derived in any way from any of the foregoing, all on the terms set forth in this Purchase Agreement and the applicable Bill of Sale, and agrees that it will from time to time execute and deliver to the Purchaser such instruments of further assurance and other instruments and will take such other action as the Purchaser may reasonably request in order to evidence the purchase evidenced by the Bill of Sale.  On the Closing Date, Purchaser shall pay the Estimated Purchase Price in accordance with Section 7.

(c) In connection with the Seller’s assignment of the Assets pursuant to subsection (b) above, the Seller will promptly release the Loan File for each Loan to the Purchaser.  Upon the sale of the Assets to Purchaser, the ownership of all related operative Notes, all related Mortgages and other Loan Documents, and all related Loan Files shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the Assets prepared by or which come into possession of the Seller shall vest immediately in the Purchaser.

(d) If the Seller cannot deliver, or cause to be delivered, as to each Loan File, the original or a copy of any of the documents or instruments referred to in clauses (c), (h), (l) or (m) of Exhibit B, with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2(c) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Loan File; provided, however, that a copy of such recorded document or instrument certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the recorded original thereof submitted for recording or filing, as the case may be) has been delivered to or at the direction of the Purchaser, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to or at the direction of the Purchaser (or any subsequent owner of the affected Assets) within ninety (90) days of the Closing Date (or within such longer period after the Closing Date as the Purchaser (or such subsequent owner) may consent to, which consent shall not be unreasonably withheld so long as the Seller has provided the Purchaser (or such subsequent owner) with evidence of such recording or filing, as the case may be.  If the Seller cannot deliver, or cause to be delivered, as to the Assets, the original or a copy of the related lender’s Title Insurance Policy referred to in clause (k) of Exhibit B solely because such policy has not yet been issued, the delivery requirements of Section 2(c) shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Loan File, provided that (i) the Seller has delivered to the Purchaser a commitment for title insurance “marked-up” at the Closing, and (ii) there are no conditions or requirements to be satisfied by the Seller or the related Borrower of such Loan prior to issuance of the Title Insurance Policy.  Seller shall, at no cost to Purchaser, deliver to or at the direction of the Purchaser (or any subsequent owner of the affected Asset), promptly following the receipt thereof, the Seller’s Title Insurance Policy (or a copy thereof).

(e) As to the Assets, the Purchaser shall be responsible for all costs associated with the recording or filing, as the case may be, of each Collateral Assignment referred to in clause (h) of Exhibit B including any UCC financing statement evidencing the assignment from Seller to Purchaser and Seller shall be responsible for all transfer, filing and recording fees and taxes, costs and expenses, and any state or county documentary taxes, if any, with respect to the filing or recording of any other document or instrument described in clause (c) (other than an assignment to the Purchaser), or any document or instrument described in clauses (h), (l) or (m) of Exhibit B (other than an assignment to the Purchaser) executed prior to or required to be filed prior to (or which a reasonably prudent loan servicer would have filed prior to) the Closing Date but not transferred, filed or recorded until after the Closing Date.

(f) All Escrow Payments, reserve funds and other comparable funds in the possession of the Seller (or under its control) with respect to the Assets shall be delivered by the Seller to the Purchaser on the Closing Date.

(g) Through the Closing Date, the Seller shall assume all risk of loss to the Mortgaged Properties and other Collateral Security.  From and after the Closing Date, the Purchaser will assume all risk of loss to the Mortgaged Properties and other Collateral Security.

(h) The Seller’s records will reflect the transfer of Assets to a Purchaser as a sale.

(i) Notwithstanding the foregoing or anything in this Purchase Agreement to the contrary, the Assets shall not include, and Seller shall retain sole responsibility for and shall pay, perform and discharge when due any and all obligations under existing letters of credit issued for the account of any Obligor on any Loan, whether such letters of credit were issued by Seller or Seller’s predecessors-in-interest (the “Letter of Credit Obligations”); provided that all obligations of any Obligor to pay or reimburse Seller for draws on any such letters of credit shall be included in the Assets, and Seller shall take all actions necessary to cause such payment or reimbursement obligations of such Obligors to be assigned and transferred to Purchaser, including the endorsement of any promissory note evidencing such payment or reimbursement obligation on or within five (5) Business Days after the Closing.  Within ten (10) Business Days written notice to Purchaser that Seller has funded a properly presented draw on any Letter of Credit Obligation, and provided that Seller has funded such draw in accordance with, and only as required by, the terms of the Loan Documents and the requirements of any such letter of credit, Purchaser shall deliver to Seller by wire transfer of immediately available funds to an account specified in writing by Seller, an amount equal to the amount funded by Seller with respect to such draw on such letter of credit.  Seller agrees to renew and permit to remain outstanding each such letter of credit unless Purchaser, by written notice to Seller, advises Seller at least five (5) Business Days prior to the then effective expiration date (assuming no renewal thereof prior to such expiration date) that Purchaser will no longer reimburse Seller for any draws on such letter of credit after the then effective expiration date (assuming no renewal thereof prior to such expiration date).

(j) Notwithstanding the foregoing or anything in this Purchase Agreement to the contrary, the Assets shall include, and Purchaser shall have sole responsibility for and shall pay, perform and discharge when due, with respect to any Loan, the commitments to make loan advances with respect to the Loans listed on Schedule 2(j)  after the Cut-off Date (collectively, the “Funding Obligations”); provided, that, Purchaser’s sole obligation with respect to any such advances made by Seller prior to the Closing Date shall be to reimburse Seller for 30.72% of such advances.  After the Closing Date, within ten (10) Business Days after written notice to Seller that Purchaser has funded a properly presented request for an advance on any Funding Obligation that currently exist, and provided that Purchaser has funded such request in accordance with, and only as required by, the terms of the Loan Documents, Seller shall deliver to Purchaser by wire transfer of immediately available funds to an account specified in writing by Purchaser, an amount equal to 69.28% of the amount funded by Purchaser with respect to such request for advance.  For the avoidance of doubt, the Seller shall have no obligation hereunder or otherwise with respect to any advance made by Seller following a renewal or extension of any Loan.

SECTION 3. Reserved.

SECTION 4. Representations, Warranties and Covenants of the Seller.

(a) The Seller hereby makes, as of the date hereof and the Closing Date (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of the Purchaser, and its successors and assigns, each of the representations and warranties set forth in Exhibits C-1 and C-2.

(b) In addition, the Seller, as of the Closing Date, hereby represents and warrants to, and covenants with, the Purchaser that:

(i) The Seller is duly incorporated and is validly existing in good standing as a state chartered bank under the laws of the State of Georgia.  The Seller is in compliance with the laws of each state in which any Assets are located to the extent necessary to perform its obligations under this Purchase Agreement.

(ii) The execution, delivery and performance of this Purchase Agreement have been duly authorized by all requisite corporate action and no further consent or authorization of the Seller, its Board of Directors or sole stockholder is required.

(iii) The Seller has full banking power and authority to (A) own and operate its properties and assets and execute and deliver this Purchase Agreement and the Bill of Sale, (B) perform its obligations hereunder and (C) carry on its business as presently conducted and as presently proposed to be conducted.  The Seller and its subsidiaries are duly licensed, qualified and authorized to do business and are in good standing in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such licensing, qualification or authorization necessary, except  for any jurisdiction where the failure to be so licensed, qualified or authorized would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(iv) This Purchase Agreement has been duly executed and delivered by the Seller, and when this Purchase Agreement is duly authorized, executed and delivered by the Purchaser, will be a valid and binding agreement enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(v) Neither the execution and delivery by the Seller of this Purchase Agreement nor the performance by the Seller of any of its obligations hereunder violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the articles of incorporation or bylaws (or other comparable documents) of the Seller or any of its Affiliates, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Seller or any of its Affiliates or any of their respective properties or assets, or (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any other similar plan, lease, mortgage, deed of trust or other instrument to which the Seller or any of its Affiliates is a party, by which the Seller or any of its Affiliates is bound, or to which any of the properties or assets of the Seller or any of its Affiliates is subject.

(vi) There is no pending or, to the Knowledge of the Seller, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Seller or any of its Affiliates that would affect the execution by the Seller of, or the performance by the Seller of any of its obligations under, this Purchase Agreement.

(vii) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Seller of this Purchase Agreement or any Bill of Sale or the performance by the Seller of any of its obligations hereunder.  No registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution delivery and performance of or compliance by the Seller with this Purchase Agreement or the consummation by the Seller of any transaction contemplated hereby, other than (1) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the Seller’s sale of the Assets to the Purchaser, and (2) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made.

(viii) If a third party (other than an Obligor of the related Loan), including a potential purchaser of the Assets, inquires, the Seller will promptly indicate that the Assets have been sold to a third party and the Seller will not claim any ownership interest in the Assets.

(ix) The Seller’s records (including for purposes of GAAP) will reflect the transfer of the Assets to the Purchaser as a sale.

(x) Promptly after Closing and in any event within ten (10) days after the Closing Date, the Seller shall deliver to each Obligor of such Asset (except that no such notice shall be given to an Obligor with respect to such Obligor’s Subject Residential Mortgage Loan; it being understood that if a Person that is an individual is an Obligor on a Loan other than a Subject Residential Mortgage Loan and an Obligor on a Subject Residential Mortgage Loan, Seller shall deliver such notice with respect to the Loans that are not Subject Residential Mortgage Loans but shall not deliver such notice to such Obligor with respect to the Subject Residential Mortgage Loan) an executed notice letter in the form attached hereto as Exhibit E-1 printed on the letterhead of the Seller and addressed to each such Obligor.  At least 15 days prior to the transfer of servicing by Seller of any Subject Residential Mortgage Loan and otherwise in accordance with applicable law, the Seller shall deliver to the Obligors on such Subject Residential Mortgage Loan an executed notice letter in the form attached hereto as Exhibit E-2 printed on the letterhead of the Seller and addressed to each such Obligor.

(xi) There are no receiverships with respect to Seller or with respect to any substantial part of Seller’s property and none of the Assets include any real estate owned by Seller or any of its Affiliates.  Immediately after giving effect to the consummation of the transactions contemplated hereby, (a) the fair value of the property of Seller is greater than the total amount of liabilities, including contingent liabilities, of Seller, (b) Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond Seller’s ability to pay such debts and liabilities as they mature, (c) Seller is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Seller’s property would constitute an unreasonably small capital, and (d) Seller is able to pay its debts and liabilities, contingent obligations and other commitments as they mature or arise in the ordinary course of business.

(xii) Neither the FDIC nor any other regulatory authority has issued a directive preventing the Closing contemplated by this Purchase Agreement.

(xiii) During the Interim Period, Seller has:

(a) serviced the Assets in accordance with the terms of the Loan Documents and all applicable federal, state and local laws, and in furtherance of and to the extent consistent with such terms and laws, in accordance with the same care, skill, prudence and diligence which it uses for other similar assets in its portfolio;

(b) Not, except as reflected in the Loan Files, (i) modified, solicited or discussed the modification of,  any Loan (including, without limitation, a release of any collateral or any party from liability on or with respect to any Loan), (ii) forgiven, or discussed the forgiveness of, principal in respect of  any Loan, (iii) solicited, discussed or accepted a deed-in-lieu of foreclosure with respect to  any Loan, (iv) solicited, discussed or conducted any short sale in respect of the Mortgaged Property, (v) commenced any foreclosure with respect to  any Loan or bankruptcy proceeding against the related Borrower, (vi) settled or compromised any condemnation or insurance claim or proceeding in respect of  any Loan, (vii) settled or compromised, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of  any Loan, or (viii) taken any action to materially impair any interest of a Purchaser in any Loan; and

(c) should a Note relating to any Loan contain provisions for the adjustment of the interest rate and/or installment payments payable thereunder which require notice from the Seller in order to be effective, to the extent required by the terms of such Note or applicable law, on or before the Closing Date, notified, in writing, each Borrower under the Loans of any such adjustment scheduled to occur on or before the Closing Date and Seller shall deliver to Purchaser, at the Closing, evidence that Seller provided any such notifications in connection with the Loans.

(xiv)           The information set forth on the Asset List attached as Schedule 1 to the Bill of Sale is true and correct in all material respects.  In addition, the amount set forth on the Asset List attached as Schedule 1 of the Bill of Sale with respect to Delinquent Property Taxes, Escrow Payments, reserve funds, deposits and other comparable funds in the possession of the Seller (or under its control) with respect to each of the Assets is true and correct in all respects.  Seller is not in possession of any Escrow Payments, reserve funds or other comparable funds with respect to the Assets.

(xv)           At all times from and after January 1, 2011, Seller is and has been the sole servicer of the Assets.

(xvi)           As of the Closing Date, no Obligor has the right, pursuant to any Note or other Loan Document, to obtain additional loans from the Seller or to cause the Seller to extend additional credit in the form of a letter of credit or otherwise and except for the letters of credit set forth on Schedule 1 of the Bill of Sale,  if any, Seller is not the issuer of any letter of credit for the account of any Obligor.

SECTION 5. Representations, Warranties and Covenants of the Purchaser.

The Purchaser, as of the Closing Date, hereby represents and warrants to the Seller that:

(a) The Purchaser has been duly incorporated and is validly existing and in good standing under the laws of the state where it was organized or formed.  The Purchaser is in compliance with the laws of each state in which any Assets are located to the extent necessary to perform their obligations under this Purchase Agreement.

(b) The Purchaser has full power and authority to (A) own and operate its properties and assets and execute and deliver this Purchase Agreement and the Bill of Sale, (B) perform their obligations hereunder and (C) carry on their business as presently conducted and as presently proposed to be conducted.  The Purchaser and its subsidiaries are duly licensed, qualified and authorized to do business and are in good standing in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such licensing, qualification or authorization necessary, except for any jurisdiction where the failure to be so licensed, qualified or authorized would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(c) This Purchase Agreement has been duly executed and delivered by Purchaser, and when this Purchase Agreement is duly authorized, executed and delivered by the Purchaser, will be a valid and binding agreement enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(d) Neither the execution and delivery by the Purchaser of this Purchase Agreement nor the performance by the Purchaser of any of their obligations hereunder violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the articles of incorporation or bylaws (or other comparable documents) of the Purchaser or any of their Affiliates, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Purchaser or any of its Affiliates or any of their respective properties or assets, or (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any other similar plan, lease, mortgage, deed of trust or other instrument to which the Purchaser or any of its Affiliates is a party, by which the Purchaser or any of its Affiliates is bound, or to which any of the properties or assets of the Purchaser or any of its Affiliates is subject.

(e) There is no pending or, to the Knowledge of the Purchaser, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Purchaser or any of its Affiliates that would affect the execution by the Purchaser of, or the performance by the Purchaser of any of its obligations under, this Purchase Agreement.

(f) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Purchaser of this Purchase Agreement or any Bill of Sale or the performance by the Purchaser of any of its obligations hereunder.  No registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution delivery and performance of or compliance by the Purchaser with this Purchase Agreement or the consummation by the Purchaser of any transaction contemplated hereby, other than such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made.

(g)            Immediately after giving effect to the consummation of the transactions contemplated hereby, (a) the fair value of the property of Purchaser is greater than the total amount of liabilities, including contingent liabilities, of Purchaser, (b) Purchaser does not intend to, and does not believe that it will, incur debts or liabilities beyond Purchaser’s ability to pay such debts and liabilities as they mature, (c) Purchaser is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Purchaser’s property would constitute an unreasonably small capital, and (d) Purchaser is able to pay its debts and liabilities, contingent obligations and other commitments as they mature or arise in the ordinary course of business

SECTION 6. Repurchase of Assets.  Pursuant to Section 12, a Purchaser may require that the Seller repurchase an Asset as a result of the breach by Seller of certain of its representations and warranties under this Purchase Agreement for an amount equal to the Repurchase Price for that Asset. The Seller and the Purchaser shall execute and deliver any and all such additional assignments, deeds, instruments of transfer and other documents as may be reasonably required in order to complete such repurchase, in each case, without recourse or representation of any kind by Purchaser.  Seller shall be responsible for, and shall pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses, and any state or county documentary taxes, if any, with respect to the filing or recording of any document or instrument contemplated hereby in connection with such repurchase.  In connection with any repurchase of assets contemplated by Section 12, the Seller and the Purchaser shall tender promptly or cause to be tendered promptly to the other party, the related Loan File.

SECTION 7. Payment of Purchase Price.  On the Closing Date and subject to adjustment pursuant to Section 10(b), Purchaser shall deliver to Seller an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to the account specified below:

Bank: United Community Bank

Address:            125 Highway 515 East
Blairsville, GA  30514

ABA No.:

Account No.:

Name:  United Community Bank

Attention:

SECTION 8. Closing; Conditions Precedent.

(a) The Closing shall be held at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta, Georgia time, on the date hereof, or on such other date or in such other manner as shall be mutually agreed to in writing by the parties hereto.  On the Closing Date, the Seller and the Purchaser shall each execute and deliver the Bill of Sale.

(b) The Closing shall be subject to each of the following conditions precedent:

(i) All of the representations and warranties of each party specified herein shall be true and correct in all material respects as of the Closing Date;

(ii) All documents and opinions specified in Section 9 (the Closing Documents) shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

(iii) The Seller shall have delivered and released to the Purchaser or the Purchaser’s designee, as the case may be, all documents required to be so delivered pursuant to Section 2;

(iv) All other terms and conditions of this Purchase Agreement required to be complied with on or before the Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date;

(v) The payment of the Purchase Price in accordance with Section 7 of this Purchase Agreement shall have been received; and

(vi) The Purchaser shall be satisfied that all of the conditions precedent described above have been satisfied.

SECTION 9. Closing Documents.

The “Closing Documents” to be delivered on the Closing Date shall consist of the following:

(a) This Purchase Agreement duly executed and delivered by the Seller and Purchaser;

(b) A certificate of good standing from the Secretary of State of the State of Georgia with respect to the Seller;

(c) The Loan File for each Loan;

(d) Assignments of all Loan Documents, duly executed by the Seller, evidencing the assignment to Purchaser of all of the Seller’s right, title and interest therein, including without limitation, the following documents and instruments:

(i) An allonge or other endorsement of the promissory note relating to each Loan, reflecting the Purchaser as the owner and holder of such promissory note or as otherwise requested by Purchaser, executed in blank and with it being understood that the representations warranties, covenants and agreements set forth in the Purchase Agreement apply to such Loans regardless of whether any reference to the Purchase Agreement is included in such allonge or endorsement;

(ii) An assignment of the deed of trust, mortgage or other similar security instrument, in form and substance satisfactory to Purchaser and suitable for recording in the appropriate public records reflecting the Purchaser as the mortgagee or beneficiary thereunder;

(iii) An assignment of the assignment of leases and rents or other similar instrument, if any, in form and substance suitable for recording in the appropriate public records, reflecting the Purchaser as the assignee thereunder;

(iv) An omnibus assignment of all other Loan Documents and, if applicable, any personal property security agreements and control agreements to the Purchaser;

(v) All original stock certificates and related stock powers executed in blank and all original promissory notes and other instruments that are Collateral Security for any Loan and any other Collateral Security which is perfected by possession; and

(vi) Evidence of the delivery of the notices described in Section 4(b)(xiii)(c).

(e) A certificate of the Seller substantially in the form of Exhibit F hereto, executed by an executive officer or authorized signatory of the Seller and dated as of the Closing Date, and upon which the Purchaser may rely;

(f) A written Opinion of Counsel for the Seller, substantially in the form of Exhibit G (general corporate opinion) and subject to such reasonable assumptions and qualifications as may be requested by counsel for the Seller and acceptable to counsel for the Purchaser, dated as of the Closing Date and addressed to the Purchaser;

(g) Prior to the Closing Date, Seller shall have sent to Purchaser a written statement setting forth as of April 11, 2011 (i) the then current principal balance of each Loan, (ii) the amount of accrued and unpaid interest thereon, (iii) the interest rate applicable to each Loan, (iv) the balance of each of the funds held pursuant to Escrow Payments, reserve funds and other comparable funds in the possession of the Seller, and/or funds, (v) the balance of any certificates of deposit and other deposits that are Collateral Security, (vi) the amount of any advances made by Seller or servicer on the Borrower’s behalf after the Cut-off Date which have not been repaid as of the Closing Date, (vii) the “paid to” date, (viii) the amount of per diem interest accruing, and (ix) the amount of the regular principal and interest installment payment.  The foregoing information is hereinafter collectively referred to as the “Trial Balance Information”;

(h) A list setting forth all (i) foreclosure or receivership proceedings currently pending or in process  (ii) bankruptcy proceedings and other litigation of which Seller has been served with notice thereof, with respect to any of the Assets and the contact information for Seller’s counsel with respect to each such proceeding;

(i) With respect to any Loan that is cross-collateralized with or shares a common Obligor with a Retained Loan, an executed Subordination Agreement with respect to such Retained Loan; provided that, in the event any such Subordination Agreements are not executed and delivered at Closing, Seller will comply with the terms thereof as if such Subordination Agreements had been executed at Closing.

(j) An affidavit or other recordable document evidencing the merger of any prior holder of any Note or Loan with and into Seller; and

(k) Such other certificates and documents as the Purchaser may reasonably request.

SECTION 10. Post Closing.

(a) As soon as reasonably practicable after the Closing Date:

(i) Purchaser and the Seller shall (A) with respect to Assets in litigation (including foreclosure), to the extent necessary or advisable, file appropriate pleadings with the court that will substitute Purchaser’s attorney for Seller’s attorney, and remove Seller as a party to the litigation and substitute Purchaser as the real party in interest, and (B) with respect to Loans with respect to which the related Obligor is in bankruptcy, mail to each of the Seller’s bankruptcy attorney, the Seller’s foreclosure attorney, the Obligor’s attorney and the bankruptcy trustee a letter advising such attorneys and the bankruptcy trustee that the Seller has sold the Loan on the Closing Date to the Purchaser.

(ii) Each Purchaser and the Seller shall file or cause to be filed, as and when required by law, all IRS forms 1099, 1099A, 1098 or 1041 and K-1 in relation to the ownership of the Loans for the portion of such year the Loans were owned by the Seller.

(b) Not later than one hundred eighty (180) days after the Closing Date, the Purchaser shall deliver to the Seller a statement setting forth any corrections to the amount of the Purchase Price (as compared to the Estimated Purchaser Price), together with the documentation relating to such corrections (the “Proposed Correction Statement”).  If Purchaser does not receive a written objection from Seller to the Proposed Correction Statement within thirty (30) days after Seller’s receipt of the Proposed Correction Statement, the Proposed Correction Statement shall become the Correction Statement for all purposes under this Purchase Agreement.  If the Seller objects to the Proposed Correction Statement within such thirty (30) day period, then Seller and Purchaser shall use their reasonable, diligent and good faith efforts to attempt to resolve Seller’s objections to the Proposed Correction Statement during the thirty (30) day period following the receipt by Purchaser of Seller’s objection (the “Mediation Period”).  If the parties are unable to agree on a Correction Statement during the Mediation Period, then as soon as practicable after the expiration of the Mediation Period, but in any event within ten (10) Business Days thereof, the determination of the Correction Statement shall be submitted for determination by a firm of independent certified public accountants of nationally recognized standing and acceptable to Seller and Purchaser.  Not later than the tenth Business Day following the determination of the Correction Statement, Purchaser shall pay to Seller, in cash, the amount by which the Purchase Price as set forth in the Correction Statement exceeds the Estimated Purchase Price paid at Closing, or, in the alternative, Seller shall pay to Purchaser, in cash, the amount by which the Estimated Purchase Price paid at Closing exceeds the Purchase Price as set forth in the Correction Statement.

(c) At any time, and from time to time after the Closing Date, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to (i) better assign, transfer, grant, convey, assure and confirm to Purchaser, and to collect any or all of the Loans or to effectuate the purpose and carry out the terms of this Purchase Agreement; and (ii) allow Purchaser to defend against Obligor allegations or factual statements that (A) relate to the period before the Closing Date and (B) materially and adversely impede, delay or otherwise affect Purchaser’s ability to pursue its remedies under the Loan Documents.

(d) At any time and from time to time, the Seller, at the request of the Purchaser, shall provide to the Purchaser, upon reasonable prior notice from the Purchaser, the information reasonably necessary to verify the legal balances of the Loans evidenced by the Notes and, at the Purchaser’s expense, provide to the Purchaser copies of the books, records and other information relating to the determination of such legal balances of the Loans evidenced by the Notes.

(e) The Seller agrees that all cash collateral accounts, deposit accounts, securities accounts, investment property, certificates of deposit or other instruments which are maintained by any Obligor and pledged as Collateral Security with respect to any Loan will continue to be maintained by the Seller and promptly after Closing, but in any event within 10 days after the Closing Date, (i) the Seller will execute, and use commercially reasonable efforts to cause the owner and holder of each such deposit account, security account, investment property, certificate of deposit and instrument to execute, such documents as are necessary to perfect, or continue the perfection of, the security interest of the Purchaser in such deposit accounts, certificates of deposit or instruments, including, without limitation, a deposit account control agreement or other agreement in form acceptable to the Seller and the Purchaser; provided that Seller shall not be required to cause any Obligor to re-execute any agreements relating to deposit accounts, securities accounts, investment property or certificates of deposit which are already subject to an existing assignment agreement or other agreement, executed by the applicable owner or holder thereof and the Seller as depository bank, securities intermediary or secured party to the extent Purchaser, in its reasonable discretion, determines such existing agreement constitutes a “control agreement” for purposes of perfection of Seller’s lien in such Collateral Security which has been assigned pursuant to the omnibus assignment referenced in Section 9(d)(iv), and (ii) the Seller will take all actions reasonably necessary to maintain and continue the perfection of such security interest or lien in any such Collateral Security that may be perfected by notation on a certificate of title or other document for the benefit of Purchaser.

(f) Promptly upon the receipt thereof and in any event not later than three (3) Business Days after the receipt thereof, the Seller, at its expense, shall pay to the Purchaser any Collection received by the Seller after the Cut-Off Date (and including after the Closing Date) by deposit of such payments to the Collections Account or deliver such Collection to the Purchaser in the form received together with any necessary endorsement.

(g) In connection with the transfer of the servicing of the Assets, Seller and Purchaser each agree to cooperate in good faith with respect to such transfer and Seller agrees to promptly upon the receipt thereof, and in any event not later than five (5) days after the receipt thereof, at Seller’s expense, shall deliver to Purchaser, in the form received, any notices or other information concerning the Assets received or discovered by Seller on or after the Closing Date with respect to any Assets.

(h) Seller shall use its commercially reasonable efforts to cooperate with the Purchaser and its servicer in effecting the termination of Seller’s responsibilities and rights with respect to the Loans and to ensure a smooth transition of the Loans and the servicing responsibilities with respect to the Loans, including, without limitation, providing the Purchaser and its servicer all documents and records in its possession in electronic or other form requested by the Purchaser or such servicer to enable the Purchaser or such servicer to assume the Seller’s functions with respect to the Loans.

(i) Within ten (10) days after the Closing Date, Seller shall instruct each attorney engaged by Seller in connection with the Assets, to send all invoices to Seller, for fees, expenses and disbursements incurred through the Closing Date and payment of such invoices shall be the sole and exclusive obligation of Seller and Purchaser shall have no obligation for payment of such invoices.

(j)           In the event any Loan is cross-collateralized with or shares a common Obligor with a commercial loan, consumer loan, commercial mortgage loan or residential mortgage loan held by Seller or any of its Affiliates that is not included in the Assets, upon request from Purchaser, and in any event within ten (10) days of such request, Seller shall or shall cause its Affiliate, as applicable to execute and deliver a Subordination Agreement with respect to such loan held by Seller or such Affiliate, as the case may be.

SECTION 11. Other Expenses.  Each party will pay its own expenses (including the fees and expenses of its attorneys) in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Purchase Agreement.

SECTION 12. Indemnification.

(a) The Seller shall indemnify and hold harmless Purchaser, its Affiliates and their respective successors and assigns and each of their respective directors, officers, partners, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages to the extent relating to, resulting from or arising out of:

(i) the acts or omissions of the Seller or any of its predecessors or any assignors of any Note or Loan during Seller’s or such predecessors’ or assignors’ ownership, management or servicing of any of the Loans on or prior to the Closing Date;

(ii) any breach of or failure by the Seller to perform any covenant or obligation set forth in this Purchase Agreement;

(iii) any breach of any warranty or representation made by the Seller in this Purchase Agreement;

(iv) the Letter of Credit Obligations; and

(v) the Purchaser’s first priority security interest in any certificate of deposit and other deposits or deposit accounts that are Collateral Security not being perfected for any reason.

(b) The Seller shall not have any indemnification obligation under Section 12(a)(iii), unless and until the aggregate amount of Damages incurred by the Purchaser Indemnified Parties in respect of such matters exceeds $100,000, whereupon the Purchaser Indemnified Parties shall be entitled to recover all such Damages from the Seller from the first dollar thereof; provided, however, that such $100,000 threshold shall not apply to any breach by Seller of the Excluded Threshold Representations.  Seller shall not be liable under Section 12(a)(i) for aggregate Damages in excess of $25,000,000.  Seller shall not be liable for breaches of representations and warranties with respect to Section 4(a) and any warranty and representation set forth in Exhibit C-1 and C-2 (excluding breaches of Excluded Cap Representations) for aggregate Damages in excess of $10,000,000.  With respect to any Asset, Seller shall not be liable for breaches of Excluded Cap Representations with respect to such Asset for aggregate Damages in excess of the Repurchase Price with respect to such Asset.  For purposes of determining the aggregate amount of Damages suffered by a Purchaser Indemnified Party, each representation and warranty contained in this Purchase Agreement and the Exhibits to this Purchase Agreement for which indemnification can be or is sought hereunder shall be read without regard to materiality qualifications that may be contained herein and therein.

(c) With respect to any breach of any representations or warranties in paragraph 11 of Exhibits C-1 and C-2 of this Purchase Agreement with respect to any Asset(s), the Purchaser may give written notice to the Seller of such breach, and the Seller shall have the right to cure such breach to the reasonable satisfaction of Purchaser during a period of sixty (60) days after receipt of such notice, and in the event the Seller fails to cure such breach to the reasonable satisfaction of Purchaser within such sixty (60) day period, the Seller shall repurchase such Asset(s) at the Repurchase Price (such repurchase to be as-is and without any recourse or representation of any kind by Purchaser, and Seller shall be responsible for and pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses and any state or county documentary taxes, if any, arising out of or in connection with each such repurchase).

(d) With respect to any breach of any representations or warranties in paragraph 31 of Exhibit C-2 with respect to any Subject Residential Mortgage Loans, the Purchaser shall give written notice to the Seller of such breach within fifteen (15) days after the Closing Date or, if applicable, within fifteen (15) days of the determination after the Closing Date that any other Loan is a Subject Residential Mortgage Loan and the Seller shall have the right to cure such breach to the reasonable satisfaction of Purchaser during a period of twenty (20) days after receipt of such notice, and in the event the Seller fails to cure such breach to the reasonable satisfaction of Purchaser within such twenty (20) day period, the Seller shall repurchase such Asset(s) at the Repurchase Price (such repurchase to be as-is and without any recourse or representation of any kind by Purchaser, and Seller shall be responsible for and pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses and any state or county documentary taxes, if any, arising out of or in connection with each such repurchase).  For the avoidance of doubt, the representation and warranty set forth in paragraph 31 of Exhibit C-2 shall survive for only fifteen (15) days after the Closing Date with respect to the Subject Residential Mortgage Loans listed on Exhibit A on the Closing Date and for fifteen (15) days after the determination after the Closing Date that any other Loan is a Subject Residential Mortgage Loan and Seller shall have no obligation or liability with respect to any breach of paragraph 31 of Exhibit C-2 unless notice of such breach is delivered to Seller by Purchaser within the fifteen (15) day period applicable thereto.

(e) With respect to any breach of any representations or warranties in paragraph 14 of Exhibit C-1 or paragraph 16 of Exhibit  C-2 of this Purchase Agreement with respect to any Asset(s), upon becoming aware of such breach, the Purchaser shall give written notice to the Seller of such breach together with reasonably satisfactory evidence of such Delinquent Property Taxes, and the Seller shall, within ten (10) Business Days of delivery of such notice, pay such Delinquent Property Taxes to the appropriate taxing authority and provide reasonably satisfactory evidence of such payment or, at Purchaser’s election pay to Purchaser an amount equal to such Delinquent Property Taxes.

(f) The Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective successors and assigns and each of their respective directors, officers, partners, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent relating to, resulting from or arising out of:

(i) the acts or omissions of the Purchaser or any of its successors by merger or other operation of law (other than assignment) during its or its successors ownership, management or servicing of any of the Loans after the Closing Date;

(ii) any breach of or failure by the Purchaser to perform any covenant or obligation set forth in this Purchase Agreement; and

(iii) any breach of any warranty or representation made by the Purchaser in this Purchase Agreement, including any representations and warranties set forth in Section 5.

(g) The Purchaser shall not have any indemnification obligation under Section 12(f)(iii), unless and until the aggregate amount of Damages incurred by the Seller Indemnified Parties in respect of such matters exceeds $100,000, whereupon the Seller Indemnified Parties shall be entitled to recover all such Damages from the Purchaser from the first dollar thereof.  Seller shall not be liable under Section 12(f)(i) for aggregate Damages in excess of $25,000,000.  For purposes of determining the aggregate amount of Damages suffered by a Seller Indemnified Party, each representation and warranty contained in this Purchase Agreement and the Exhibits to this Purchase Agreement for which indemnification can be or is sought hereunder shall be read without regard to materiality qualifications that may be contained herein and therein.

(h) Conduct of Third Party Claims.

(i) Whenever a claim for indemnification shall arise under this Section 12 as a result of a third-party claim, the party seeking indemnification (the “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the claim and the facts constituting the basis for such claim in reasonable detail and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought; provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except if and to the extent that the Indemnifying Party demonstrates that the defense of such claim is actually prejudiced by the Indemnified Party’s failure to give such notice and in such case, only to the extent of such prejudice.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim.

(ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such claim and to participate at its own expense in the defense of any such claim; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

(iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 12 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim, and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

SECTION 13. Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, by certified mail, postage prepaid, by overnight mail or courier service, or transmitted by facsimile and confirmed by a similar mailed writing as follows:

If to Purchaser, to  such address or facsimile number as may now hereafter be furnished to the Seller in writing by Purchaser.

If to the Seller, to:

United Community Bank
125 Highway 515 East
Blairsville, GA 30514
Attn:  David Shearrow
Telephone:  (706) 781-2265
Fax:  (706) 781-6713

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, GA  30309
Attn:  James W. Stevens
Telephone:  (404) 815-6500
Fax:  (404) 541-3400

or to such other address or facsimile number as the Seller may designate in writing to Purchaser.

SECTION 14. Representations, Warranties and Agreements to Survive Delivery.  Except for the Excluded Cap Representations, the representations and warranties set forth in paragraph 12 and 31 of Exhibit C-1, the representations and warranties set forth in paragraph 14 and 31 of Exhibit C-2, the representations and warranties set forth in Section 4(b) (other than Sections 4(b)(viii)-(x) and (xiii), (xiv) (except for the specific items on the Asset List included in Excluded Cap Representations), (xv) and (xvi)), and Section 5, all representations and warranties contained in this Purchase Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Assets by the Seller to the Purchaser or its designee for a period of eighteen (18) months.  The representations and warranties set forth in the Excluded Cap Representations, the representations and warranties set forth in paragraph 12 and 31 of Exhibit C-1, the representations and warranties set forth in paragraph 14 of Exhibit C-2, the representations and warranties set forth in Section 4(b) (other than Section 4(b)(viii)-(x) and (xiii), (xiv) (except for the specific items on the Asset List included in Excluded Cap Representations), (xv) and (xvi)) and Section 5, and the agreements and covenants set forth in this Purchase Agreement shall remain operative and in full force and effect and shall survive delivery of the Assets by the Seller to the Purchaser or its designee until the expiration of the statute of limitations applicable thereto.  Notwithstanding anything to the contrary in Section 12 or this Section 14, the obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party and such claim may be pursued and shall survive the expiration of the survival period until finally resolved.  For the avoidance of doubt, regardless of the termination of the survival period with respect to the representations and warranties set forth in Section 4(b)(xiv), the obligations of Seller with respect to Delinquent Property Taxes pursuant to Section 12(e) and the specific items on the Asset List included in Excluded Cap Representations shall survive until the expiration of the statute of limitations applicable thereto.

SECTION 15. Severability of Provisions.  Any part, provision, representation, warranty or covenant of this Purchase Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation, warranty or covenant of this Purchase Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 16. Rights Cumulative; Waivers.  The rights of each of the parties under this Purchase Agreement are cumulative and may be exercised as often as any party considers appropriate.  The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.

SECTION 17. Headings.  The headings of the Sections contained in this Purchase Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Purchase Agreement or any provision hereof.

SECTION 18. Counterparts.  The parties may execute and deliver this Purchase Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

SECTION 19. Entire Agreement.  This Purchase Agreement (along with the appendices, exhibits, schedules and other documents delivered pursuant to this Purchase Agreement) constitutes the entire agreement among the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, representations and understandings related to such subject matters.

SECTION 20. GOVERNING LAW.  THIS PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPALS THEREOF, AND EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK CITY AND ANY COURT HEARING ANY APPEAL THEREFROM, OVER ANY SUIT, ACTION OR PROCEEDING AGAINST IT ARISING OUT OF OR BASED UPON THIS PURCHASE AGREEMENT (A “RELATED PROCEEDING”).  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION TO ANY RELATED PROCEEDING IN SUCH COURTS WHETHER ON THE GROUNDS OF VENUE, RESIDENCE OR DOMICILE OR ON THE GROUND THAT THE RELATED PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 21. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS PURCHASE AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 22. Further Assurances.  The Seller and the Purchasers agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Purchase Agreement.

SECTION 23. Successors and Assigns.  This Purchase Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and, with respect to Section 12, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and Affiliates and no other Person will have any right or obligation hereunder.  The rights and obligations of the Seller and a Purchaser under this Purchase Agreement shall not be assigned by either such party without the prior written consent of the other such party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) any Person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Seller is a party, or any Person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder and (b) any Person into which a Purchaser may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which such Purchaser is a party, or any Person succeeding to all or substantially all of the business of such Purchaser, shall be the successor to such Purchaser hereunder.  Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Purchase Agreement to one or more Affiliates, in which event the assignor shall no longer have any rights, benefits, obligation, duties or liabilities with respect to this Purchase Agreement, except for the assigning Purchaser’s indemnity set forth in Section 12 with respect to the acts and omissions of such assigning Purchaser prior to such assignment which shall survive such assignment and the assignee shall be deemed to have assumed, and have the benefit of, all of such assignors rights, benefits, obligations, duties and liabilities under this Purchase Agreement.  Except as provided in this Section 23, this Purchase Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 24. Reports of the Seller.  The Seller shall cooperate with and, upon request, provide to the Purchaser or to the then current owner such information as may be reasonably necessary to prepare or cause to be prepared any tax returns that may be required by applicable federal, state and local law.

SECTION 25. Confidentiality.  Prior to consummation of all of the transactions contemplated by this Purchase Agreement, the parties to this Purchase Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Purchase Agreement or such party’s Affiliates, except that the obligations contained in this Section 25 shall not in any way restrict the rights of any party or person to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Purchase Agreement; or (c) otherwise becomes lawfully available to a party to this Purchase Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Purchase Agreement.  If this Purchase Agreement is terminated, upon request each party hereto agrees to return or destroy all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Purchase Agreement.  The provisions of this Section 25 shall survive until the later to occur of (i) one (1) year after final Closing or earlier termination of this Purchase Agreement, of this Purchase Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 25, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 25.  Notwithstanding the foregoing, in the event that Purchaser engages in subsequent transactions involving a transfer of the Assets, Purchaser shall be entitled to share such information with prospective purchasers pursuant to a confidentiality agreement that is consistent with this Section 25.

SECTION 26. Press Releases; Filing.  Prior to the Closing, the parties to this Purchase Agreement shall each approve, in its sole and exclusive discretion, the form and substance of any press release or other public filing or disclosure materially related to this Purchase Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 26 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Seller and Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

UNITED COMMUNITY BANK, a bank organized under the laws of the State of Georgia, as Seller

By: _/s/ Rex S. Schuette
Name:  Rex S. Schuette
Title:  Executive Vice President

CF SOUTHEAST LLC, a Delaware limited liability company,
as Purchaser

By: _/s/ Constantine M. Dakolias
Name:  Constantine M. Dakolias
Title:  President

CF SOUTHEAST TRUST 2011-1, a Delaware statutory trust
as Purchaser

By: _/s/ Constantine M. Dakolias
Name:  Constantine M. Dakolias
Title:  Administrator

[Signature Page to Asset Purchase and Sale Agreement]

Appendix A

USAGE AND SUPPLEMENTAL DEFINITIONS

Usage

The following rules of construction and usage apply to this Appendix, any agreement that incorporates this Appendix and any document made or delivered pursuant to any such agreement:

(a) The term “documents” includes any and all documents, agreements, instruments, certificates, notices, reports, statements or other writings however evidenced, whether in electronic or physical form.

(b) Accounting terms not defined or not completely defined in this Appendix will be construed in conformity with U.S. generally accepted accounting principles (“GAAP”) as in effect on the date of the document that incorporates this Appendix.

(c) References to “Section,” “Exhibit,” “Schedule” or another subdivision of or to an attachment are, unless otherwise specified, to an article, section, exhibit, schedule or subdivision of or an attachment to the document in which such reference appears.

(d) Any document defined or referred to in this Appendix or in any document that incorporates this Appendix means such document as from time to time amended, modified, supplemented or replaced, including by waiver or consent, and includes all attachments to and instruments incorporated in such document.

(e) Any statute defined or referred to in this Appendix or in any document that incorporates this Appendix means such statute as from time to time amended, modified, supplemented or replaced, including by succession of comparable successor statutes, and includes any rules and regulations promulgated under such statute and any judicial and administrative interpretations of such statute.

(f) Calculation of any amount on or as of any date will be determined at or as of the close of business on such day after the application of any monies, payments and other transactions to be applied on such day.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the word “to” means “to but excluding” and the word “through” means “to and including.”

(h) All terms defined in this Appendix apply to the singular and plural forms of such terms and the term “including” means “including without limitation.”

(i) Except as otherwise specified, references to a Person are also to its permitted successors and assigns.

(j) The appendices, schedules and exhibits to the Purchase Agreement shall be incorporated in and deemed part of the Purchase Agreement and all references to the Purchase Agreement shall include the appendices, schedules and exhibits to the Purchase Agreement.

Appendix A-1

Supplemental Definitions

Whenever used herein, the following words and phrases, unless the content otherwise requires, have the following meanings:

“Acceptable Insurer”: An insurance company which has a claims-paying ability rated at least “A-” by Fitch, Inc., at least “A2” by Moody’s Investors Service, Inc. or at least “A” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Account”:  With respect to any Loan, any cash collateral account, escrow account or reserve account or similar account established pursuant to the related Mortgage or other Loan Document.

“Affiliate”:  With respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control or ownership with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Allocated Purchase Price”:  With respect to each Asset, the portion of the Purchase Price allocated by the Purchaser of such Asset to such Asset as set forth on a Purchase Price Allocation Schedule delivered by such Purchaser to Seller no later than (i) with respect to any Loan other than a Subject Residential Mortgage Loan, thirty (30) days after the Closing Date; provided that the Allocated Purchase Price for any such Loan shall not exceed eighty percent (80%) of the Unpaid Principal Balance of such Asset and (ii) with respect to any Subject Residential Mortgage Loan, ten (10) days after the Closing Date; provided that the Allocated Purchase Price for any Subject Residential Mortgage Loan shall not exceed eighty percent (80%) of the Unpaid Principal Balance of such Asset; provided further in respect of both clause (i) and clause (ii), the Allocated Purchase Price for any Loan required to be repurchased before the delivery of the Purchase Price Allocation Schedule applicable thereto, shall be the sum of 30.72% of the Unpaid Principal Balance for such Loan.

“ALTA”:  The American Land Title Association or any successor thereto.

“Appraisal”:  A narrative appraisal conducted by a Qualified Appraiser.

“Appraised Value”:  With respect to any Loan, the value of the related Mortgaged Property based upon the most recent Appraisal made.

“Asset List”:  The list of Assets prepared by the Seller and attached as Schedule 1 to the Bill of Sale, which shall set forth, as of the date reflected therein, the following information:

with respect to each Loan (if any):

(1)	the relationship name;

(2)	the Borrower’s name;

(3)	each Guarantor’s name;

(4)	the Loan identifying number;

Appendix A-2

(5)	Loan principal balance at origination date or most recent renewal date (net of participations);

(6)	the name and contact information of each participant in any Loan and the percentage of such Loan assigned to each participant;

(7)	the net Unpaid Principal Balance (includes advances for taxes, insurance or other advances made prior to the Cut-off Date);

(8)	bankruptcy / foreclosure indicator;

(9)	Loan date or most recent renewal date;

(10)	current interest rate (%);

(11)	interest paid to date;

(12)	next interest / payment due date;

(13)	number days past due;

(14)	maturity date;

(15)	interest rate index code

(16)	interest rate margin above index code;

(17)	interest rate floor;

(18)	interest rate ceiling;

(19)	unpaid accrued interest;

(20)	unpaid interest due on non-accrual loans;

(21)	unpaid late charges due;

(22)	interest rate periodic cap;

(23)	amount of funds advanced by lender to protect and preserve collateral (i.e., property insurance and legal fees) after the Cut-off Date;

(24)	collateral description;

(25)	collateral lien position;

(26)	to Seller’s Knowledge, the number of units remaining on condominiums / townhomes;

(27)	to Seller’s Knowledge, the number of lots remaining on subdivisions;

Appendix A-3

(28)	the amount, identified separately, of Escrow Payments, reserve funds, deposits and other comparable funds in the possession of the Seller (or under its control) with respect to the Assets; and

(29)	any letter of credit issued by Seller or any of its predecessors for the account of any Obligor on such Loan.

“Assets”:  The meaning specified in Section 2(a) of the Purchase Agreement.

“Assignment of Leases, Rents and Profits”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Bill of Sale”:  A bill of sale substantially in the form attached hereto as Exhibit D.

“Borrower”:  With respect to each Loan, the named borrower under such Loan, together with its successor and assigns.

“Business Day”:  Any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in the New York, New York or the State of Georgia are authorized or obligated by law, regulation or executive order to close.

“CF Southeast”:  The meaning specified in the Preamble.

“CF Trust”:  The meaning specified in the Preamble.

“Closing”:  The payment of the Estimated Purchase Price and conveyance of the Assets as evidenced in a Bill of Sale and other documents required to be delivered by Seller under this Purchase Agreement.

“Closing Date”:  With respect to any Closing, the date specified in the Bill of Sale.

“Closing Documents”:  The meaning specified in Section 9 of the Purchase Agreement.

“Collateral Assignment”:  Each instrument assigning or otherwise transferring the Seller’s right, title and interest in and to a Mortgage and any other Collateral Security to the Purchaser, which instruments shall comply in form and substance with any requirements contained in a related Loan Document.

“Collateral Security”:  Any right, interest, document, instrument or property given as security for or in guaranty of the Loan (including, without limitation, the Mortgages, the Assignment of Leases, Rents and Profits, all Accounts maintained with respect to such Loan and the cash and investments credited thereto, the rights of the mortgagee under the Required Insurance Policies and Title Insurance Policies, any letter of credit, vehicle title, and any other security agreement), together with any supplement or amendment thereto and as amended from time to time hereafter.

Appendix A-4

“Collections” means all payments, proceeds and/or awards or other amounts, actually received by the specified holder of the Notes (or its agent or designee) in cash, securities or other property, including checks which have been reduced to good funds, for application to the liabilities, obligations or indebtedness, liabilities or obligations of the Obligor under the Loans, whether or not so applied and, if so applied, whether applied to principal, interest, fees or any other such liabilities or obligations or indebtedness.

“Collections Account” means an account of the Purchaser with the Seller opened by the Purchaser on or before the Closing Date.

“Condemnation Proceeds”:  All proceeds paid or awarded in connection with the full or partial condemnation of, or exercise of eminent domain with respect to, a Mortgaged Property, to the extent such proceeds are not applied to the restoration or repair of the related Mortgaged Property or released to the Borrower or any tenants or ground lessors.

“Correction Statement” means the final Correction Statement as determined pursuant to Section 10(b).

“Cut-off Date”:  February 28, 2011.

“Damages”:  means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any court, government, governmental agency, authority, entity or instrumentality), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, that neither party to this Purchase Agreement nor any Purchaser shall be liable to any other party for any consequential, special, indirect or punitive damages; provided, further, that Damages with respect to each Asset shall be calculated without regard to the Allocated Purchase Price with respect to such Asset.

“Default Interest”:  With respect to any Loan, interest at the applicable Default Rate and borne by the applicable Note following a Event of Default.

“Default Rate”:  With respect to any Loan, the “default rate”, “default interest rate” or other similar rate at which interest accrues during the continuance of a Event of Default as specified in the related operative Note, but only to the extent that such interest accrues at a rate in excess of the Interest Rate.

“Delinquent Property Taxes”:  Any unpaid real or personal property taxes or other governmental assessments, due and payable against any Mortgaged Property or any other Collateral Security or any penalties or interest thereon.  For purposes of this definition, real estate taxes will not be due and payable until the Business Day immediately preceding the date on which such taxes would become delinquent such that interest would accrue or penalties would become assessable thereon.

“Environmental Claim”:  Any written claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or Release into the environment of, or exposure to, any Hazardous Substance at a Mortgaged Property, or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Appendix A-5

“Environmental Law”:  Any and all present federal, state and local laws, rules or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations relating to the environment or the Release or threatened Release of Hazardous Substances into the indoor or outdoor environment including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata or otherwise relating to the release of Hazardous Substances.

“Escrow Payments”:  With respect to any Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, insurance premiums, fire and hazard insurance premiums, condominium and property owners association charges, and any other payments required to be escrowed by the Borrower with the mortgagee pursuant to the Mortgage or any other related document.

“Estimated Purchase Price”:  $86,519,414.84, which amount is an estimate of the Purchase Price to be paid by Purchaser on the Closing Date as determined by reference to the Trial Balance Statement.

“Excluded Cap Representations”:  Representations and warranties set forth in (a) Section 4 (other than Sections 4(b)(vii)-(x) and (xiii) –(xvi)), (b) paragraphs 1, 2, 3 (but only with respect to Asset List columns (2) through (4), (7), (23) and (25)), 4, 6 (with respect to counterclaims only), 11, 13, 14, 15, 21, 29 and 31 of Exhibit C-1 and (c) paragraphs 1, 2, 3 (but only with respect to Asset List columns (2) through (4), (7), (23) and (25)),4, 6 (with respect to counterclaims only), 8, 11, 12, 13, 15, 16, 17, 23 and 30 of Exhibit C-2.  It being understood that paragraphs 11 and 31 of Exhibit C-1 and paragraphs 11, 12, 13 and 31 of Exhibit C-2 are Excluded Cap Representations because the remedy for the breach of such representations and warranties is the repurchase by Seller of the Loan(s) related to such breach.

“Excluded Threshold Representations”: Representations and warranties set forth in paragraphs 11, 14 and 31 of Exhibit C-1 and paragraphs 11, 12, 13, 16 and 31 of Exhibit C-2.

“Event of Default”:  With respect to a Loan, an “event of default” as defined or described in the related Mortgage or other Loan Documents.

“FDIC”:  The Federal Deposit Insurance Corporation.

“Ground Lease”:  A ground lease of a Mortgaged Property.

“Guarantor”:  With respect to each Loan, a third party obligor on such Loan, together with its successors and assigns.

“Hazardous Substance”:  Other than any chemical, material or substance that is used or stored in a manner that is consistent with, and would not result in liability under, any applicable Environmental Law, collectively, (a) any petroleum, petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, lead in drinking water, radon and lead-based paint, (b) any chemicals or other materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any Environmental Law and (c) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

Appendix A-6

“Independent”:  When used with respect to any specified Person, means such a Person who does not have any direct financial interest or any material indirect financial interest in any Borrower, the Seller or any of their respective Affiliates.

“Indemnified Party”:  The meaning specified in Section 12(h)(i) of the Purchase Agreement.

“Indemnifying Party”:  The meaning specified in Section 12(h)(i) of the Purchase Agreement.

“Insurance Proceeds”:  Proceeds of any title policy, hazard policy or insurance policy covering a Loan or relating to the collateral securing such Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the terms of the related Mortgage.

“Interest Rate”:  With respect to any Loan, the “Mortgage Interest Rate,”  “Interest Rate.” “Applicable Interest Rate” or words of similar meaning as defined in the related Loan Documents (without giving effect to any Default Interest).

“Interim Period”:  With respect to any Asset, the period beginning on the Cut-off Date and ending on but excluding the Closing Date.

“Knowledge” an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)           that individual is actually aware of that fact or matter; or

(b)           a prudent individual could be reasonably expected to discover or otherwise become aware of that fact or matter in the course of conducting a commercially reasonable comprehensive investigation regarding the accuracy of any representation or warranty contained in this Purchase Agreement.

Seller will be deemed to have Knowledge of a particular fact or other matter if any of the following individuals who are serving as an officer of Seller has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by Seller, including with respect to each Loan, inquiries of the loan officer or asset manager assigned to such Loan: Bob Head, Regional Credit Manager; Vickie Gilchrist, Credit Administration Manager; and David Shearrow, Chief Risk Officer.

“Letter of Credit Obligations”:  The meaning specified in Section 2(i) of the Purchase Agreement.

“Liquidation Proceeds”:  Cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a Loan, whether through the sale or assignment of such Loan, judicial foreclosure, foreclosure sale, or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Loan, other than amounts required to be paid to the related Borrower pursuant to law or the terms of such Loan.

Appendix A-7

“Loan”:  A commercial loan, consumer loan, commercial mortgage loan or residential mortgage loan which is the subject of this Purchase Agreement as identified on the Asset List attached as Schedule 1 to a Bill of Sale, which Loan includes without limitation the Loan Documents, the Loan File, all payments received with respect to such loan, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, all liens and security interests securing payment of the Note and all other rights, benefits, proceeds and obligations arising from or in connection with such loan.

“Loan Documents”:  With respect to a Loan, the original operative Note (or if the original operative Note is missing, a lost note affidavit with customary indemnification) with applicable addenda and riders, the original related security instrument and all modifications and amendments thereto, including all Mortgages, any required addenda and riders, any related assignments and any intervening related assignments and the related Title Insurance Policy (other than any internal underwriting analysis of the Seller).

“Loan File”:  The meaning specified in Exhibit B to the Purchase Agreement.

“Material Adverse Effect”:  With respect to the Seller, Purchaser or the Purchasers, as applicable, any event, circumstance or set of events and circumstances which could reasonably be expected to have a material adverse effect with respect to (a) the business, properties, assets, operations, results of operations, revenues or condition, financial or otherwise, of such entity and its subsidiaries taken as a whole, (b) the legality, validity or enforceability of the Purchase Agreement, or (c) such entity’s ability  to perform fully on a timely basis its obligations under the Purchase Agreement.

“Mediation Period”:   The meaning specified in Section 10(b).

“Mortgage”:  The mortgage, deed of trust or other instrument and riders thereto securing a Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Note or which secures the interest of a Borrower as a lessee under a Ground Lease.

“Mortgaged Property”:  The real property securing repayment of the debt evidenced by a Note.

“Note”:  The promissory note or other evidence of the indebtedness of a Borrower secured by a Mortgage and riders thereto.

“Obligor”:  means any maker and any co-maker of the any of the Notes and any guarantor, surety or other primary, secondary or other party obligated with respect to the Loans or any performance or payment obligation in connection therewith, and any other party who has granted collateral for or whose property or any part thereof is subject to any encumbrance securing the Loans or any performance or payment obligation in connection therewith

“Opinion of Counsel”:  A written opinion of counsel, who may be an employee of the Seller, reasonably acceptable to the Purchaser.

“Permitted Encumbrances”:  The meaning specified in paragraph 4 of Exhibit C-1 to the Purchase Agreement.

“Performing Loan Interest”:  The meaning specified in Section 2(b) of the Purchase Agreement.

“Person”:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Appendix A-8

“Principal Prepayment”:  Any payment or other recovery of principal on a Loan which is received in advance of its scheduled due date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Proposed Correction Statement”:  The meaning specified in Section 10(b).

“Purchase Agreement”:  The meaning specified in the Preamble.

“Purchase Price”:  With respect to any Assets, an amount equal to (a) the Unpaid Principal Balance of the Loans multiplied by 30.72%, minus (b) all Collections during the period from the Cut-off Date to the Closing Date other than Performing Loan Interest, minus (c) the aggregate amount of all Escrow Payments, other funds held in escrow, reserve or other accounts by the Seller with respect to the Assets, plus (d) amounts paid or incurred by the Seller after the Cut-off Date and prior to the Closing Date for (i) insurance premiums, (ii) attorneys’ fees (for foreclosure and bankruptcy attorneys, as contemplated by Section 4(b)(xiii)(a) of the Purchase Agreement) with respect to such Assets as set forth on the Asset List, plus (e) the amount of the Performing Loan Interest.  The Purchase Price paid on the Closing Date shall be determined based on the Trial Balance Information subject to Section 10(b).

“Purchaser”: With respect to the Subject Residential Mortgage Loans and the Single Family Commercial Loans, CF Trust, and, with respect to all other Assets, CF Southeast.

“Purchaser Indemnified Parties”:  The meaning specified in Section 12(a).

“Qualified Appraiser”:  An appraiser who is Independent, a member in good standing of the Appraisal Institute with an MAI membership designation and who is on the Seller’s approved appraiser list.

“Related Proceeding”:  The meaning specified in Section 20.

“Release”:  Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Repurchase Price”:  With respect to any Asset, means the price to be paid by Seller for such Asset or Assets Seller must repurchase from Purchaser pursuant to the terms of this Purchase Agreement, which shall be computed as follows:

(a)           the Allocated Purchase Price for each such Asset paid by such Purchaser, plus interest at the rate of eight percent (8%) per annum for the period from the Closing Date to but excluding the date such Asset is repurchased by the Seller.

(b)           all (i) reasonable amounts paid to third parties to collect principal, interest and other amounts due under such Asset(s), and (ii) commercially reasonable advances made to third parties in order to protect the Collateral Security for such Assets and other advances made pursuant to the Loan Documents, in each case from the Closing Date to the repurchase date, minus any such amounts with respect to the foregoing clauses (i) and (ii) for which the Purchaser has been reimbursed by an Obligor.

Appendix A-9

“Required Insurance Policy”:  Any insurance policy which is required to be maintained from time to time under a Mortgage or other Loan Document.

“Retained Loan:”  A commercial loan, consumer loan, commercial mortgage loan or residential mortgage loan owned or held by Seller or any of its Affiliates which is not being sold to Purchaser pursuant to this Purchase Agreement, but which is cross-collateralized with or shares a common Obligor with a Loan identified on the Asset List attached as Schedule 1 to the Bill of Sale.

“Seller”:  The meaning specified in the Preamble.

“Seller Indemnified Parties”  The meaning specified in Section 12(f).

“Single Family Commercial Loans”:  The Loans identified as “Commercial Loans Secured by Single Family Homes” on Exhibit A.

“Subject Residential Mortgage Loans”: The Loans identified as “Residential Mortgage Loans” on Exhibit A.

“Subordination Agreement”:  With respect to a Retained Loan, the subordination agreement to be executed by Seller and Purchaser in the form attached hereto as Exhibit H.

“Title Insurance Policy”:  With respect to each Loan, the ALTA (or equivalent) form mortgagee title insurance policy or policies issued with respect to the Mortgaged Property for such Loan and insuring the first priority mortgage lien in favor of the Purchaser pursuant to the related Mortgage, subject only to encumbrances permitted pursuant to such Mortgage and containing certain endorsements and affirmative assurances.

“Trial Balance Information”:  The meaning specified in Section 9(g).

“Unpaid Principal Balance”:  With respect to each Loan, the net unpaid principal balance of such Loan as of the Cut-off Date as set forth in column (7) of the Asset List.

Appendix A-10

Exhibit C-1

REPRESENTATIONS AND WARRANTIES OF THE SELLER

REGARDING ASSETS OTHER THAN SUBJECT RESIDENTIAL MORTGAGE LOANS

With respect to the Assets other than Subject Residential Mortgage Loans, as of the Closing Date (except for the exceptions set forth on the Disclosure Schedule or the Asset List), the Seller represents and warrants as to such Assets:

1. Ownership of Assets.  Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Asset other than Permitted Encumbrances.

2. Authority to Transfer Assets.  The Seller has full right and authority to sell, assign and transfer such Assets.

3. Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the date specified therein.

4. Permitted Encumbrances.  Subject to the disclosures under the representation in paragraph 25 (Lien Releases) below, if any, the related Mortgage and other Collateral Security, including personal property constitutes, unless otherwise specifically and expressly identified as a second or third lien on the Disclosure Schedule, a valid first priority lien upon the related Mortgaged Property and other Collateral Security, including personal property and all buildings located thereon and all fixtures attached thereto for the current outstanding principal balance of the Loan secured thereby, such lien being subject only to:  (a) the lien of current real and personal property taxes, water rates, sewer rents and assessments or payments to the taxing authority in lieu thereof not yet due or payable, (b) covenants, conditions and restrictions, rights of way easements and other matters of public record or reflected on the related survey, (c) encumbrances and exceptions specifically referred to in any Title Insurance Policy or opinion issued with respect to the Mortgaged Property issued or, as evidenced by a “marked-up” commitment for title insurance (subject to Section 2(d)), to be issued in respect of the Mortgaged Property, (d) rights of tenants, if any, as tenants only and (e) where a Mortgaged Property is a condominium unit, the lien of a condominium association on such Mortgaged Property for unpaid maintenance or common expense assessments which in either case are not yet due and payable (“Permitted Encumbrances”).  The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage or the current use or operation of the related Mortgaged Property or any other Collateral Security.

5. No Waivers by Seller of Material Defaults. The Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Note.

6. No Offsets, Defenses or Counterclaims. There is no material valid offset, defense or counterclaim to such Loan and, except as otherwise disclosed in the Loan Files, or to Seller’s Knowledge, there are no actions, suits or proceedings by or before any governmental authority pending against Seller or any Obligor with respect to any Loan or other Asset.

7. Condition of Property; Condemnation. To the Seller’s Knowledge, the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value as security for such Loan unless there has been already escrowed 100% of the amounts required to make any necessary repairs to correct such material damage. There are no pending proceedings for the condemnation of all or any material portion of the related Mortgaged Property.

Exhibit C-1-1

8. Compliance with Certain Laws. Such Loan complies with, or is exempt from, all applicable usury laws in effect as of its date of origination or the Loan File contains an opinion to that effect. Such Loan complies with, and was originated in compliance with, the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), including the delivery of documentation and other information required to comply with the ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9. Enforceability. Each related Note, related Mortgage and related Assignment of Leases, Rents and Profits (if any) is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

10. Insurance.  To the Seller’s Knowledge, (i) the improvements upon the related Mortgaged Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the “all risk of physical loss” or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal amount of such Loan, (2) 100% of the full actual replacement cost or value of the improvements located on such Mortgaged Property (exclusive of costs of excavations, foundations and underground utilities and footings) and (3) the full insurable actual cash value of such improvements, and the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards,” a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with an Acceptable Insurer, in an amount representing coverage not less than the least of (1) the outstanding principal amount of such Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the full actual replacement cost or value of the improvements located on such Mortgaged Property.  The loan documents require the Borrower to maintain (or to cause the applicable tenant to maintain) the insurance referred to in this paragraph in respect of the Mortgaged Property, and all such insurance required by the loan documents to be maintained is in full force and affect and names the originator of such Loan as mortgagee, loss payee or additional insured. Each such insurance policy requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.

11. Environmental Conditions.  (i) There are no material adverse environmental conditions or circumstances affecting such Mortgaged Property; (ii) no Mortgaged Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any Mortgaged Property which would reasonably be expected to result in the imposition of any material liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any Mortgaged Property; and (v) none of the Mortgaged Properties are subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.

Exhibit C-1-2

12. Cross-Collateralization with Other Loans.  Such Loan may be cross-collateralized with or share a common Obligor with a commercial loan, consumer loan, commercial mortgage loan or residential mortgage loan held by Seller on the Closing Date that is not included in the Assets.

13. Waivers and Modifications.  The terms of the related Mortgage and the related Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Loan File.

14. Taxes and Assessments.  There are no Delinquent Property Taxes affecting any Mortgaged Property, which are or may become a lien of priority equal or senior to the lien of the related Mortgage except such as have been paid.

15. Valid Assignment.  The assignment of the Mortgage and operative Note related to each Loan, constitutes the legal, valid and binding assignment of such Mortgage and such operative Note from the Seller to the Purchaser subject to the exceptions described in paragraph 9 (Enforceability) above.

16. Escrows.  There are no cash, escrow or reserve deposits relating to such Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent.

17. No Material Encroachments.  As of the date of origination of a Loan, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent, and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent.  The improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses) or, if any such improvement does not comply, such noncompliance does not materially and adversely affect the value of the Mortgaged Property.

18. Inspection.  In connection with the origination of each Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property.

19. No Equity Participation or Contingent Interest.  No Loan contains an equity participation by the Seller, or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. No Loan provides for negative amortization.

20. Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the related Mortgaged Property as it is currently operated have been obtained and maintained in accordance with applicable laws, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the Mortgaged Property.

21. Servicing; Loan Files.  The servicing and collection practices used by the Seller and its designees with respect to each Loan have been in all material respects in compliance with all laws and the Loan Documents and have met customary standards utilized by commercial banks in the area in which the Mortgaged Property is located for servicing of commercial mortgage loans.  The Loan File for each Loan includes all documents material to the servicing and enforcement of such Loan, and true and correct copies of such documents were provided to the Purchaser prior to the date hereof.

Exhibit C-1-3

22. Customary Remedies. The related Mortgage or Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 9 (Enforceability) above) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

23. Insurance and Condemnation Proceeds.  The related Mortgage or other related loan document provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the Mortgaged Property or repay the principal of the Loan, with, in some cases, the related Borrower (or the tenant or master lessee at the Mortgaged Property which maintains such insurance) being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property.

24. Deed of Trust. If the related Mortgage is a deed of trust, to the Seller’s Knowledge, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

25. Lien Releases. The related Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage, except upon payment in full of all amounts due under such Loan which have been allocated to such Mortgaged Property upon the payment of specified release consideration, satisfaction of a debt service coverage ratio test and subject to the satisfaction of certain customary criteria set forth in the related loan agreement.

26. Origination of Loans.  Other than approved exceptions, each Loan complies in all material respects with the Seller’s underwriting policies in effect as of such loan’s origination date.

27. Priority of Adjustable Rate Loans.  All terms of the loan documents pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the mortgage lien.

28. Title Insurance Claims.  Seller has asserted no claims under a Title Insurance Policy relating to the priority or enforceability of its Mortgage.

29. Assignability of Loans.  The note and mortgage contain no provision limiting the right or ability of the Seller to assign, transfer and convey the note or mortgage to the Purchaser other than provisions that have been complied with.

30. Subordinate Financing. No Borrower is permitted to incur indebtedness subordinate to the related Loan and secured by the related Mortgaged Property.

31.  Consumer Regulations.  Except for the Subject Residential Mortgage Loans, none of the Loans are subject to any requirement of federal, state or local laws or regulations, regarding consumer protection, including , truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, fair credit reporting, fair housing and consumer protection disclosure laws and regulations.

Exhibit C-1-4

EXHIBIT C-2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

REGARDING ASSETS THAT ARE SUBJECT RESIDENTIAL MORTGAGE LOANS

With respect to the Assets that are Subject Residential Mortgage Loans (except for the exceptions set forth on the Disclosure Schedule and the Asset List), the Seller represents and warrants as to such Assets:

1.   Ownership of Assets.  Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Assets, free and clear of any and all liens, encumbrances and other interests on, in or to such Asset other than Permitted Encumbrances.

2. Authority to Transfer Assets.  The Seller has full right and authority to sell, assign and transfer such Assets.

3. Asset List.  The information pertaining to such Assets set forth in the Asset List is true and correct in all material respects as of the date specified therein.

4. Permitted Encumbrances.  Subject to the disclosures under paragraph 27 (Lien Releases) below, if any, the related Mortgage constitutes a valid first priority lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto for the current outstanding principal balance of the Loan secured thereby, such lien being subject only to Permitted Encumbrances. The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage or the current use or operation of the related Mortgaged Property.

5. No Waivers by Seller of Material Defaults. The Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Note.

6. No Offsets, Defenses or Counterclaims. There is no material valid offset, defense or counterclaim to such Loan and, except as otherwise disclosed in the Loan Files, or to Seller’s Knowledge, there are no actions, suits or proceedings by or before any governmental authority pending against Seller or any Obligor with respect to any Loan or other Asset.

7. Condition of Property; Condemnation. To the Seller’s Knowledge, the related Mortgaged Property is free and clear of any damage that would materially and adversely affect its value as security for such Loan unless there has been already escrowed 100% of the amounts required to make any necessary repairs to correct such material damage. There are no pending proceedings for the condemnation of all or any material portion of the related Mortgaged Property.

8. Compliance with Usury Laws. Such Loan complies with, or is exempt from, all applicable usury laws in effect as of its date of origination or the Loan File contains an opinion to that effect.  Such Loan complies with, and was originated in compliance with, the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), including the delivery of documentation and other information required to comply with the ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9. Enforceability. Each related Note and each related Mortgage is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by anti-deficiency, bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

10. Insurance.  The improvements upon the related Mortgaged Property are insured against loss by a fire and extended perils policy providing coverage against loss or damage included within the “all risk of physical loss” or the equivalent thereof, in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal amount of such Loan, (2) 100% of the full actual replacement cost or value of the improvements located on such Mortgaged Property (exclusive of costs of excavations, foundations and underground utilities and footings) and (3) the full insurable actual cash value of such improvements, and the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards,” a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with an Acceptable Insurer, in an amount representing coverage not less than the least of (1) the outstanding principal amount of such Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the replacement cost or value of the improvements located on such Mortgaged Property.  The loan documents require the Borrower to maintain (or to cause the applicable tenant to maintain) the insurance referred to in this paragraph in respect of the Mortgaged Property, and all such insurance required by the loan documents to be maintained is in full force and affect and names the originator of such Loan as mortgagee, loss payee or additional insured. Each such insurance policy requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.

11. Environmental Conditions.  To the Seller’s Knowledge, (i) there are no material adverse environmental conditions or circumstances affecting such Mortgaged Property; (ii) no Mortgaged Property is subject to a notice, Environmental Claim, request for information or order from or agreement with a government authority or any other Person respecting the Release or threatened Release of a Hazardous Substance; (iii) there has been no Release of Hazardous Substances on, at or under any Mortgaged Property which would reasonably be expected to result in the imposition of any material liability or any Environmental Claim; (iv) there are no judicial or administrative proceedings or any other Environmental Claims pending or threatened alleging any violation or failure to comply with any Environmental Law, or with respect to any release of any Hazardous Substance from any Mortgaged Property; and (v) none of the Mortgaged Properties are subject to any removal or remediation of any Hazardous Substances or are subject to notice to or approval from any governmental authority pertaining to environmental matters.

12. Consumer Regulations.  Each Loan complies in all material respects with any and all requirements of federal, state or local laws or regulations, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair lending, fair credit reporting, unfair collection practice, equal credit opportunity, fair housing and disclosure laws and regulations, applicable to the solicitation, origination, collection and servicing of such Loan; and any obligations of the holder of the Note, Mortgage and other loan documents have been complied with in all material respects and the consummation of the transaction contemplated hereby will not involve the violation of any such laws or regulations.

13. HOEPA.  No Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994 (“HOEPA”) as amended or has an “annual percentage rate” or “total points and fees” payable by the mortgagor (as each such term is defined under HOEPA) that equal or exceed the applicable thresholds defined under HOEPA (Section 32 of Regulation Z, 12 C.F.R. Section 226.32(a)(1)(i) and (ii)) or is considered a “high cost,” “predatory” or “abusive” loan (or a similarly designated loan using different terminology) under any state, county or municipal laws or ordinances, including without limitation, the provisions of the Georgia Fair Lending Act or any other statute or regulation providing “assignee” or “originator” liability to holders of such mortgage loans.

14. Cross-Collateralization with Other Loans.  Such Loan may be cross-collateralized with a Loan held by Seller.  To the extent that any such resulting lien exists, Seller shall subordinate its lien to Purchaser.

15. Waivers and Modifications.  The terms of the related Mortgage and the related Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Loan File.

16. Taxes and Assessments.  There are no Delinquent Property Taxes affecting any Mortgaged Property which are or may become a lien of priority equal or senior to the lien of the related Mortgage except such as have been paid.

17. Valid Assignment.  The assignment of the Mortgage and the operative Note related to each Loan, constitutes the legal, valid and binding assignment of such Mortgage and such operative Note from the Seller to the Purchaser subject to the exceptions described in paragraph 9 (Enforceability) above.

18. Escrows.  There are no cash, escrow or reserve deposits relating to such Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent.

19. No Material Encroachments.  As of the date of origination of a Loan, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent, and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent.  The improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses) or, if any such improvement does not comply, such noncompliance does not materially and adversely affect the value of the Mortgaged Property.

20. Inspection.  In connection with the origination of each Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property.

21. No Equity Participation or Contingent Interest.  No Loan contains an equity participation by the Seller, or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. No Loan provides for negative amortization.

22. Licenses, Permits, Etc. All licenses, permits and authorizations required by applicable laws for the use of the related Mortgaged Property as it is currently operated have been obtained and maintained in accordance with applicable laws except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value, use or operation of the Mortgaged Property.

23. Servicing; Loan Files.   The servicing and collection practices used by the Seller and its designees with respect to each Loan have been in all material respects in compliance with all laws and the Loan Documents and have met customary standards utilized by commercial banks in the area in which the Mortgaged Property is located for servicing of residential mortgage loans.  The Loan File for each Loan includes all documents material to the servicing and enforcement of such Loan, and true and correct copies of such documents were provided to the Purchaser prior to the date hereof.

24. Customary Remedies. The related Mortgage or Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 9 (Enforceability) above) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

25. Insurance and Condemnation Proceeds.  The related Mortgage or other related loan document provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the Mortgaged Property or repay the principal of the Loan, with, in some cases, the related Borrower (or the tenant or master lessee at the Mortgaged Property which maintains such insurance) being entitled to receive proceeds in excess of the amount utilized to restore or repair the Mortgaged Property.

26. Deed of Trust. If the related Mortgage is a deed of trust, to the Seller’s Knowledge, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

27. Lien Releases. The related Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage, except upon payment in full of all amounts due under such Loan which have been allocated to such Mortgaged Property upon the payment of specified release consideration, satisfaction of a debt service coverage ratio test and subject to the satisfaction of certain customary criteria set forth in the related loan agreement.

28. Origination of Loans.  Other than approved exceptions, each Loan complies in all material respects with the Seller’s underwriting policies effect as of such loan’s origination date.

29. Priority of Adjustable Rate Loans.  All terms of the Loan Documents pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the mortgage lien.

30. Assignability of Loans.  The Note and Mortgage contain no provision limiting the right or ability of the Seller to assign, transfer and convey the note or mortgage to the Purchaser other than provisions that have been complied with.

31. Documentation Requirements.  The Loan File with respect to each Loan contains the following documents: (a) an original of the operative Note or a copy of the operative Note together with a lost note affidavit in form and substance reasonably acceptable to the Purchaser, (b) an executed endorsement or an allonge attached to the operative Note executed in blank, (c) originals or copies of all intervening endorsements necessary to show complete chain of title; (d) an original of the Mortgage securing the operative Note with evidence of recording or a copy of mortgage with recording information set forth thereon, (e)  an assignment of the Mortgage securing the operative Note executed in blank, and all intervening assignments necessary to show complete chain of title, (f)  a final title insurance policy, (g) an original of any guarantee of the operative Note (g) the original of any letter of credit issued for the benefit of Seller or any of its predecessors to secure the operative Note, (h) the final executed settlement statement with respect to the operative Note or as otherwise delivered at the original closing and (i) all final and executed (to the extent execution is required) notices, disclosure statements and similar items required in connection with the origination of a residential mortgage loan pursuant to federal, state and /or local law, rule and/or regulation.